UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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FORM 10

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Worlds Online Inc.

(Exact name of registrant as specified in its charter)

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Delaware	27-4672745
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
11 Royal Road, Brookline, MA	02445
(Address of principal executive offices)	(Zip Code)

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617-909-4043

 (Registrant’s telephone number, including area code)
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 Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share (Title of class)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer 	Accelerated filer 
Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company [X]

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Item 1. Business.

General

Worlds Online is a- 3D entertainment portal which leverages its proprietary licensed technology to offer visitors a network of virtual, multi-user environments which we call "worlds". These worlds are visually engaging online environments featuring animation, motion and content where people can come together and, by navigating through the website, shop, interact with others, attend events and be entertained. In support of this portal and our overall business strategy, we design and develop software, content and related technology for the creation of interactive, three-dimensional ("3D") Internet web sites. Using our licensed technology, we create our own Internet sites, as well as sites available through third-party online service providers.

Sites using our technology allow numerous, simultaneous visitors to enter, navigate and share interactive "worlds". Our 3D Internet sites are designed to promote frequent, repeat and prolonged visitation by users by providing them with unique online communities featuring dynamic graphics, highly useful and entertaining information content, and interactive capabilities. We believe that our sites are highly attractive to advertisers because they offer access to demographic-specific user bases comprised of people that visit the site frequently and stay for relatively long periods of time.

Our 3D platform has been upgraded and, based upon its experience and knowledge of the industry, management believes that it is competitive with, current industry products.  Worlds Inc. has expended over $500,000 in technical development over the past seven years on its development efforts. These improvements include but are not limited to porting of the original Worlds player platform to a new rendering engine, Wild Magic, which provides for faster rendering of graphics and communicating with current graphic chip sets that are now standard in PC’s. Worlds Inc. has also upgraded the avatar engine to provide more lifelike character movement and human face mapping and added enhanced lighting and particle effects. We also have added a micro-economy system which is tied into a Visa debit card platform for online and off line usage.

In addition to our current business of developing and/or maintaining worlds for our customers, we also plan to facilitate revenue generation through the acquisition of target companies that are either related to our core online virtual world properties or are operating in the areas of mobile content, casual games, virtual currency/ micro transactions, online advertising and e-learning. We believe that targeted acquisition candidates offer a new cross platform opportunity to acquire customers and revenue while synergistically complimenting our core competencies and technology platforms.

Going forward we will differ in business operation from Worlds Inc. by focusing solely on the development of virtual worlds, establishing strategic partnerships and pursuing related synergistic technology acquisitions, whereas Worlds Inc. will be focused solely on expanding its patent portfolio and to enforce its rights where it believes parties are infringing on its IP portfolio. With respect to acquisitions, there are no signed agreements or letters of intent at this time and we are only in the initial stages of discussion and negotiation. No assurance can be given that we will be successful in closing any deals or, even if we successfully close any deals, that we will see any revenues from such transactions

We will be free to engage in business development efforts completely independently of patent portfolio enforcement actions of Worlds Inc. We believe this structure is necessary to (i) insulate our potential strategic partners and licensees from patent enforcement activities to be undertaken by Worlds Inc., (ii) reduce the uncertainty of patent litigation, thereby allowing us easier access to financing, (iii) permit each company easier access to financing by allowing potential investors to focus separately on each business, and (iv) make acquisitions through the issuance of its securities without diluting Worlds Inc.’s shareholders.

We believe this structure will provide greater value to our shareholders thru their ownership of two separate entities, one focused on patent portfolio growth and enforcement and the other on the development and operation of virtual worlds as well as cultivating strategic partnerships that can potentially generate larger new user populations and revenue.

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Recent developments

We were formed on January 25, 2011 as a wholly-owned subsidiary of Worlds Inc. (formerly known as Worlds.com Inc.). Effective May 16, 2011 Worlds Inc. transferred to us the majority of its operations and related operational assets, except for its patent portfolio. Worlds Inc. has also given us a perpetual world-wide license to its patented technology. Pursuant to the license, we have the right to issue unlimited sublicenses to the licensed technology, subject to Worlds Inc.’s reasonable consent.

The assets transferred to us include: Worlds Inc.’s technology platform, Worlds Chat, Aerosmith World, DMC Worlds, Cinema Virtual, Pearson contracts and related revenue, the following URLs: Worlds.com, Cybersexworld.com, Hang.com, and Worldsfunds.com, a digital inventory of over 10,000 3D objects, animation sequences, an extensive avatar library, texture maps and virtual world architectures.

The transfer of assets occurred in the context of the spin-off by Worlds Inc. of its online and operational technologies businesses to us. The spin-off was effectuated by Worlds Inc. (formerly known as Worlds.com Inc.) declaring a dividend of its shares of its then wholly-owned subsidiary Worlds Online. Each shareholder of record of Worlds Inc. on May 16, 2011 will receive 1/3 of a share of Worlds Online with all fractional shares rounded up. Worlds Inc. does not want a trading market to develop for our shares until the SEC completes its review of this registration statement on Form 10. Accordingly, the actual distribution of the dividend will not occur until such time. For the same reason, we have not applied for a CUSIP number for our shares or arranged for them to listed on an exchange or quoted on an electronic bulletin board at this time. We intend that our stock will be quoted on the OTC Bulletin Board following the distribution of the dividend. We estimate that approximately 23,744,460 shares will be issued as part of the dividend distribution and that immediately following the distribution Worlds Inc. will continue to own approximately 19.7% of our outstanding shares. Worlds Inc, intends to dispose of its stock in an orderly fashion into the open market or in private sales, in either case in ways designed not to impact the market, but in any event within five years. While it holds any of our shares it will vote them in proportion to the votes by other stockholders.

The Company believes that the distribution has been structured to qualify as a tax-free dividend to Worlds Inc. shareholders for U.S. federal income tax purposes, but shareholders are urged to consult with their tax advisors as to the specific tax consequences of the distribution.

Following such time as the SEC completes its review of this registration statement, Worlds Inc. will mail to its shareholders of record, as of the close of business on the record date, May 16, 2011, the final form of this registration statement along with the stock certificates of Worlds Online.

Our Technology

There has been a tremendous amount of activity and press with respect to the 3D space on the Internet supporting our belief that the timing is right for our strategy and it is our intention, as the pioneers in 3D, to position ourselves as a leading participant in this market.  For example:

The Gartner Group, in an article published on April 24, 2007 was quoted as stating:

“The collaborative and community-related aspects of these environments will dominate in the future, and significant transaction-based commercial opportunities will be limited to niche areas, which have yet to be clearly identified,” said Steve Prentice, vice president and distinguished analyst at Gartner.

Fleishman Hillard was quoted in an article published on February 19, 2006 as stating:

“While everyone was buzzing about Second Life, a lot was happening under the radar regarding avatars and virtual worlds. It's early still, but it is developing rapidly. If these applications continue to become easier to use and 3D content is further developed, the opportunity in this area will explode.”

Other examples include (i) a February 2011 nationally published report by research firm eMarketer which stated that the social gaming market is expected to top $1 billion in 2011, an increase of 28% from 2010 and that more than 59% of that revenue is expected to come from the sale of virtual goods, and (ii) a Wall Street Journal article on February 14, 2011, headlined “Zynga’s Talks With Investors Value Gaming Concern at Over $7 Billion” that profiled the three-year old social-gaming company Zynga, “which makes…games like FarmVille and CityVille in which people spend real money to buy virtual goods, such as…virtual cash to construct buildings in CityVille. Using the social connections people maintain on Facebook to spread virally, CityVille and Farmville now have 96 million and 51 million active monthly players, respectively.”

All of the above-referenced articles are available at no cost or a nominal charge on the Internet or by written request to the author/ publisher.

We license our technology to produce three-dimensional portals and web sites for ourself and for third parties. We believe that our core technology delivers a considerably faster frame rate for user experiences and, in some cases, a meaningful productivity increase in art production and integration over its previous generation production tools. Our licensed technology permits the development of virtual worlds which have broad applications. These applications include but are not limited to:

o a virtual meeting place (such as a fan club);

o a 3D e-commerce store (where merchandise can be viewed in 3D and purchased online); and

o a virtual classroom (where content can be viewed via video streaming and then discussed in real time).

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The core technology has substantial elements written in, Java, including WorldsBrowser and WorldsShaper, so we expect that it can be made portable across Windows and UNIX Platforms because of Java's platform independence.

Our core technology includes:

o	WorldsShaper: WorldsShaper is the visual authoring component of our platform. It allows for quick assembly of pieces to create multi-user, shared state, virtual worlds. The WorldsShaper is an advanced compositing 3D building tool that integrates pre-existing or custom content, such as 3D models, textures or images created in Adobe's Photoshop, or midi or wave sound files, with architectural geometry and interactive behaviors and actions written in Java. The architectural building blocks for creating 3D worlds, the flexibility and power of integrating professional modeling and imaging tools, and the extensibility via Java make the WorldsShaper a tool well-suited for rapid creation of 3D environments.

o	WorldsServer: WorldsServer is the scalable software that we use to control and operate our on-line virtual communities. WorldsServer manages the registration and authentication of users, the locations of users within the 3D environment, the physical structure of the 3D environment, all information regarding objects that are "shared" by the participants and any of the interactions between the users such as text chat. This platform also integrates an HTTP server for the delivery of other content such as audio and video streaming and secure e-commerce applications.

o	WorldsBrowser: WorldsBrowser is used to access the 3D environments. The browser is optimized for speed, delivering relatively fast frame rates per second in highly textured virtual 3D worlds.

o	WorldsPlayer™: The WorldsPlayer allows users to view and experience our multi-user, interactive technology. Any world created with the WorldsShaper will be viewable and navigable with the WorldsPlayer. The WorldsPlayer has a high frame rate for fast, quality graphics, an easy-to-use graphic user interface, 2D web browser integration, automatic upgrade capability over the internet and a complete communication tool set including text chat, voice-to-voice chat, e-mail and animation.

o	Worlds Gamma Libraries: The Worlds Gamma Libraries are composed of sample worlds, textures, models, avatars, actions, sensors, sounds, motion sequences, and other behaviors.

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Worlds 3D Chat

We license a proprietary online 3D Internet chat site known as Worlds.com, an interactive site employing our licensed 3D technology.. Our licensed 3D technology enhances users' chat experiences by allowing users to see a representation of each other in the form of highly textured characters, known as avatars, and to explore a 3D environment together. Users have the option to create their own avatars or choose from pre-defined figures in our library. Users communicate with each other through text chat, as well as voice-to-voice chat and can move through the many virtual "worlds" of the 3D environment.

The user moves his or her avatar through these worlds using a mouse or keyboard arrow keys and can:

o engage other avatars in one-on-one text-based or real voice-to-voice discussions;

o enter theme-based chat rooms featuring group discussions on numerous music styles, specific recording artists and other topics;

o experience interactive advertising and promotions;

o access information on various recording artists, concert schedules and other music-related and non-music-related information;

o view new music videos by leading recording artists;

o listen to selections from newly released CDs by numerous recording artists;

o purchase music and recording artist-related merchandise online; and

o design their own unique avatar as a VIP subscriber.

We believe that the user base to the Worlds 3D Chat site will develop into a valuable asset. Worlds 3D Chat also contains an e-commerce component in the form of a real 3D virtual store online, selling music merchandise of various major recording artists.

In order to increase the number of potential subscribers to our 3D music sites, we offer a modified demo version of our Worlds 3D Chat product as a free download. By reducing the price barrier, we hope to generate new members to our Chat service. The proliferation of Worlds 3D Chat may also increase corporate brand identity that could translate into valuable consumer data and related advertising potential.  The free demo can be accessed by going to www.worldsonline.com and following instructions for a log-in account.

We believe that there is an opportunity to further exploit the Worlds 3D Chat product in modified form. We are now exploring the modification of Worlds 3D Chat as a corporate Intranet chat and information service for corporate clients. The modified application of Worlds 3D Chat, if successfully modified and then marketed, could provide us with an ongoing revenue stream based on the licensing fees for our server technology, as well as annual membership subscription fees.

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Our Strategy

Our goal is to become a provider of interactive 3D Internet sites where entertainment content, interactive chat and e-commerce opportunities converge to provide communities for users and advertisers. Keys to achieving our goal are:

o	Producing interactive multimedia 3D sites. We believe that music and entertainment brands readily lend themselves to exploitation through web sites utilizing our technology. We also believe that the highly graphic, interactive nature of sites using our technology appeals to users drawn to music and entertainment based sites, differentiates such sites from other non-3D music and entertainment based sites and thereby encourages repeat visitation. Because our technology allows for the creation of multiple worlds accessible from a web site, it allows such sites to segregate users of different tastes and demographics.

o	Creating effective offline distribution partnerships with recording artists and their record companies. We are now actively seeking to enter into alliances with recording artists and their record companies.

o	Creating Brand Identity for Worldsonline.com. Public awareness of our site and products is critical to our success. We are now actively seeking to build this awareness by entering into co-branding arrangements with other high-profile Internet companies and music and entertainment companies.

o	Creating Other Services Using Our Interactive 3D Technology.

o	Pursuing Alliances and Cross Promotional Opportunities. Our strategy for expanding brand recognition through online advertising depends to some extent on our relationships with our distribution and content partners. We have entered into strategic alliances with several leading enterprises and regularly seek additional opportunities to provide our 3D Internet technology and content to other companies for their use in connection with the marketing and delivery of their own products and services.

Continuing the work begun by Worlds Inc., we are currently negotiating Joint Venture partnerships in seven primary strategic verticals which we believe have the potential to provide us with growth opportunities in each vertical for substantial revenue.

We have identified the following primary verticals which we are pursuing with current potential strategic partners and in which we are engaged in discussions with for world development and deployment:

-	Music/entertainment
-	Publishing
-	Web to Mobile interface
-	Hispanic language markets
-	Eastern Europe
-	Education – Distant learning
-	Health and rehabilitation

There are no signed agreements or letters of intent at this time with respect to any joint ventures and we are only in the initial stages of discussion and negotiation. No assurance can be given that we will be successful in closing any deals or, even if we successfully close any deals, that we will see any revenues from such transactions.

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Representative alliances and customers

Worlds Inc. established strategic relationships and/or provided 3D content related services to the music group Aerosmith, among others.  In January 2001, Worlds Inc. entered into a revenue sharing agreement with Aerosmith to create and operate an official 3D Aerosmith environment entitled "Aerosmith World" and to redesign Aerosmith's official website, which currently resides at www.Aerosmith.com. "Aerosmith World" is currently available for download from www.WorldsOnline.com.

Worlds Inc. developed DMC World for Hip Hop Rapper, Darryl McDaniels, and this service is available for download from www.dmcworlds.com.

Worlds Inc. also established a strategic relationship with Pearson PLC to develop a series of virtual worlds to potentially be used within the existing Pearson education programs. In 1996 Pearson PLC invested $1,263,900 in us in the form of debt. Pearson has since agreed to forgive 50% of the note. Pearson PLC has agreed to allow Worlds Inc. to pay off the remaining 50% of the debt by providing them with products and services developed for Pearson PLC in the form of virtual worlds for training and distant learning. Over the years Worlds Inc. has reduced the note by $405,000 through the provision of various products and services. During the years 2010 and 2009, the value of the products and services Worlds Inc. provided Pearson PLC (i.e. the value by which the debt has been reduced) represented 99.7% and 89% of Worlds Inc. revenues during such periods. As part of the spin-off, we have assumed the remaining debt and obligation to pay it by providing products and services. See “Revenues” in Item 2 for additional disclosure of the relationship with Pearson PLC.

To the extent owned by Worlds Inc., all of these sites have been transferred to us and are now our assets and are being operated and maintained by us.

Competition

The industry niche in which we operate within has been progressively segmenting into new markets categories which cover; online video games, online social gaming, virtual training, distant learning, virtual simulation, mobile gaming, online music communities and 3D social networks. We are actively engaged in many of the aforementioned markets and have developed either online products or prototypes for each of the other categories we are not actively engaged in.

Currently, we actively operate in the virtual training, distant learning, online music communities and 3D social networks segments As we attempt to expand and actively engage in other segments, we will face competition from numerous sources, including prospective customers which may develop and market their own competitive products and services, software companies, and online and Internet service providers. We believe that competition will be based primarily on ease of use, price and features, including communications capabilities and content.

Currently, there are many companies collaborating to establish standardization of 3D usage on the Internet, the adoption of which may require changes to our technology. If we fail to recognize or address the need for new service or product introductions our business and financial condition could be materially adversely affected. Competitors may develop superior technology or determine as a group to adopt standards with which our technology is not compatible.

Many companies now compete with us in one way or another and new ones may emerge in the future. The competition may be through entry into the same markets, or through technology that either obviates our advantages or lowers the barrier to entry in one of our markets. The markets in which we compete are characterized by rapid changes in technology and customer requirements, frequent new service and product introductions and evolving industry standards which could result in product obsolescence or short product life cycles. Accordingly, our ability to compete will be dependent upon our ability to develop and successfully introduce new products into the marketplace in a timely manner and to continually enhance and improve our technology to meet the increasingly sophisticated and varied needs of our users and prospective users.

The competitive nature of each market segment varies based upon capitalization, historic positioning and technical capabilities among other attributes relative to these segments of each of the competitors within these markets. We believe we have (i) the technical capability to compete in all of these segments, and (ii) existing relationships in most of these market segments. However, we believe we are currently undercapitalized to effectively compete in all of the emerging market segments listed above and until we can raise sufficient capital to compete across the board we will have to cede certain segments while we focus our resources on those segments we believe we can be most competitive. Since as described above, the barriers to entry to any single segment are relatively low, a limited but sharply focused competitor will likely be able to overwhelm us in a specific segment. We are also unable to predict with any precision the particular segment in which such a competitor may arise and what our response will be as that will depend upon the resources available to us at that time.

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Intellectual Property

Trademark: Worldsplayer™ - The WorldsPlayer is especially designed to allow users to view and experience the multi-user, interactive Worlds Gamma technology. Any world created with the WorldsShaper will be viewable and navigable with WorldsPlayer.  Utilizing the WorldsPlayer, a user assumes a persona (via a digital actor, or Avatars), and can then move, view, chat, play, express one's self via gestures and animations, voice chat, send email, join discussion groups, listen to music, shop at Worlds 3D stores, and watch videos, all in the company of users from around the world, within the 3D environment.  The WorldsPlayer boasts high frame rate for fast, high quality graphics, an easy to use graphic user interface, seamless 2D Web browser integration, auto-upgrade capability over the Internet, and a complete communication tool set including chat, voice-to-voice chat, email and animation. The WorldsPlayer offers users the unique and creative experience of customizing their Avatars, while maintaining the ability to animate and activate their Avatars.

In addition to our trademarks, we intend to enter into confidentiality agreements with key employees and consultants to protect our IP and general know-how.

During 2009 and 2010, our former parent, Worlds Inc., invested approximately $150,000 in software development. In the event sufficient funds are available we expect to spend at least $500,000 in software development during 2011.

Employees

We currently have one full time employee, our president and CEO, Thomas Kidrin, who is also the president and CEO of our former parent, Worlds, Inc. for whom he continues provides services on an as-needed basis. We do not believe that Mr. Kidrin’s obligations to Worlds Inc. will interfere with his ability to act as our president and CEO. Mr. Chris Ryan, our chief financial officer is a part-time employee who provides services to us on an as-needed basis. Mr. Ryan, who has the same arrangement with Worlds Inc., also has a full time job but based upon his past performance of his duties for Worlds Inc. we do not believe his outside duties will affect his ability to perform services for us as–needed. In the event our future growth requires a full time CFO, we expect to make any necessary arrangement’s which could include hiring Mr. Ryan on a full time basis or hiring a new full time CFO. We similarly expect to monitor Mr. Kidrin’s performance to determine if his duties to Worlds Inc. are interfering with his obligations to us.

Inasmuch as we anticipate that we will be acquiring other companies with synergistic technologies and businesses, it is possible that our current management team will be supplemented with officers of the acquired companies. In such event, if another individual is selected as our CEO, Mr. Kidrin may leave our employ to become a full-time employee of Worlds Inc. Alternatively, if Mr. Kidrin’s services are truly needed by us full time, we expect he will resign his position with Worlds Inc. In either event, following a transition period of not more than 12 months, we expect Mr. Kidrin will be employed either by us or by Worlds Inc., but not by both companies, unless a majority of the independent directors of both companies determine that he is indispensable to both companies.

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Item 1A. Risk Factors.

Our business is subject to numerous risks, including but not limited to those set forth below. Our operations and performance could also be subject to risks that do not exist as of the date of this report but emerge thereafter as well as risks that we do not currently deem material.

Risks related to our operations

Our auditors have expressed doubt about our ability to continue as a going concern. If we do not generate substantial revenue from our new relationships and are also unable to obtain capital from other resources, we will significantly curtail our operations or halt them entirely.

Our capital requirements for the development and commercialization of our technology, creation of our 3D sites and our general operations have been, when owned by Worlds Inc., and will continue to be now that we own it, significant. We will be dependent on financings to fund our development, working capital needs and the cost of future acquisitions. We have only limited cash or cash equivalents. Accordingly, if we do not develop any new projects or acquire profitable companies, we would have to severely diminish our operations or halt them entirely. The opinion of our auditors contains an explanatory paragraph regarding our ability to continue as a going concern.

We have experienced relatively large losses during our development and, without significant increases in the market penetration of our services and improvements to our operating margins, we will not achieve profitability.

Historically, our former parent incurred significant net losses over the last 16+ years developing our technology and developing our business model and assets. We anticipate that we will continue to incur significant losses for at least the short-term. We will not achieve profitable operations until we successfully attract and retain a significant number of advertisers to and users of our 3D sites and customers for our other services and generate revenues from these sources that are sufficient to offset the substantial up-front expenditures and operating costs associated with developing and commercializing our services. We may never be able to accomplish these objectives.

It will be difficult for you to evaluate us based on our past performance because we are a relatively new company with a limited operating history.

We have been actively engaged in the commercial sale of our 3D Internet-based services for a relatively short period of time and, accordingly, have only limited financial results on which you can evaluate our company and operations. We are subject to, and must be successful in addressing, the risks typically encountered by new enterprises and companies operating in the rapidly evolving Internet marketplace, including those risks relating to:

o the failure to develop brand name recognition and reputation;

o the failure to achieve market acceptance of our services;

o a slow down in general consumer acceptance of the Internet as a vehicle for commerce; and

o an inability to grow and adapt our business and technology to evolving consumer demand.

We may not be able to successfully compete in our markets, which are characterized by intense competition and the presence of large competitors and rapidly changing technology.

Operating with relatively limited resources but more than we currently have, our former parent was unable to effectively compete in our target markets. These markets are characterized by intense competition, rapidly changing technology and increasing numbers of new market entrants who have developed or are developing potentially competitive products and services, often resulting in product obsolescence or short product life cycles. Our competitors include other enterprises utilizing 3D-based technology for online entertainment and marketing purposes, online and Internet service providers, online shopping malls, online direct music retailers, online music and book sites and traditional music retailers. Most of our competitors have significantly greater financial and operating resources compared to us.  Our ability to compete will be dependent on our ability to enhance and upgrade our technology platform in a timely manner and to effectively offer our target customers attractive and exciting 3D content and services, all of which require the expenditure of funds that we currently do not have. In addition, the very companies with which we do business, such as the larger Internet service providers and record labels, may determine to create and distribute their own 3D Internet sites. If we are unable to overcome these obstacles, we will not be successful.

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We may not be able to develop and maintain marketing relationships with other Internet companies.

Our strategy for expanding brand recognition through online advertising depends to some extent on our relationship with other Internet companies. We are now seeking to enter into marketing agreements with those companies that will permit us to advertise our products and services on their web pages. There can be no assurance that we will be able to negotiate these agreements on favorable terms or at all. Additionally, other e-commerce and music-related sites, which advertise on popular web sites, may have exclusive advertising relationships with such sites or may otherwise object to our attempts to enter into marketing agreements or relationships with such sites. If we cannot secure or maintain these marketing agreements on favorable terms, our business prospects could be substantially harmed.

Our limited resources may restrict our ability to manage any growth we may experience.

Growth of our business may place a significant strain on our management systems and resources and may require us to implement new operating and financial systems, procedures and controls. Our failure to manage our growth and expansion could adversely affect our business, results of operations and financial condition. Moreover, our present technology backbone may not be adequate to accommodate rapid growth in user demand. Our inability to add additional hardware and software to upgrade our existing technology or network infrastructure to accommodate increased traffic may cause decreased levels of customer service and satisfaction. Failure to implement new systems effectively or within a reasonable period of time could adversely affect our business, results of operations and financial condition.

In addition to our own technology, we use the technology of others in the creation of our products and we are dependent upon our continued ability to access these other technologies.

Although our license to Worlds Inc.’s proprietary technology is the foundation of our products, we also use the technology of other companies in the creation and delivery of our products. Accordingly, any delay or termination by any of these third-party providers in the provision of their technologies to us because of our failure, or perceived inability, to pay such vendors or otherwise could cause a disruption in the commercial distribution of our own products. Further, any material increases in the prices these providers charge us for use of their technologies could force us to increase the prices we charge for our own products or possibly make the creation and distribution of our products no longer economically feasible or desirable. We cannot assure you that any of these companies will continue to provide their technology to us in an efficient, timely and cost-effective manner. An interruption in, or termination of, our access to any necessary third party technologies, and our subsequent inability to make alternative arrangements in a timely manner, if at all, would likely have a material adverse effect on our business and financial condition.

Our future growth may be dependent, in part, on the sale of our services to foreign customers, and accordingly, are subject to the risks of doing business internationally.

We currently market and provide our services both in the United States and internationally. Although our foreign customer base is quite small now and not a material part of our business, we hope to increase our international business significantly when funds are available to run significant marketing campaigns internationally. Servicing our foreign clients and marketing our services abroad requires the dedication of significant management and financial resources, which we currently do not have. Our international operations are, and will be, subject to a variety of risks associated with conducting business internationally, many of which are beyond our control. Operating internationally subjects us to risks relating to the following areas:

o expenses associated with customizing products for foreign countries;

o political and economic instabilities;

o potentially adverse tax consequences and regulatory requirements;

o uncertainty of product acceptance by different cultures;

o dependence on local partners who may not be able to meet the needs of a growing international market;

o greater difficulty in accounts receivable collection and longer collection periods;

o difficulties and costs of staffing and managing foreign operations;

o unexpected changes in regulatory requirements related to the Internet; and

o limited or unfavorable intellectual property protection.

No assurance can be given that we will ever be able to significantly expand our international business.

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The market may not readily accept our products.

Demand and market acceptance for relatively new products, such as our 3D chat, are subject to a high level of uncertainty. The successful introduction of any new product requires a focused, efficient strategy to create awareness of and desire for the products. For example, in order to achieve market acceptance for our Worlds 3D chat sites, we will need to educate the members of the music industry, such as record companies, record labels and recording artists, about the marketing benefits this product could provide them. Similarly, we will have to make music buyers and Internet consumers aware of this product's existence, draw users to the site and compel them to return to the site for repeat visitations.

Our marketing strategy may be unsuccessful and is subject to change as a result of a number of factors, including changes in market conditions (including the emergence of market segments other than music which in our judgment can be readily exploited through the use of our technology), the nature of possible license and distribution arrangements and strategic alliances which may become available to us in the future and general economic, regulatory and competitive factors. There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed products.

If we are unable to protect our intellectual property rights, competitors may be able to use our technology or trademarks, which could weaken our competitive position.

In addition to having to rely on Worlds Inc. protecting and expanding its patents, we rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also intend to enter into confidentiality or license agreements with our employees, consultants and customers, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Although Worlds Inc. has never been involved as a defendant in any intellectual property litigation, as a licensee of Worlds Inc.’s patents, we could become a party to litigation as a result of alleged infringement of others' intellectual property. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights.

If we lose our key employee or fail to hire and retain other talented employees when necessary, our operations could be harmed.

Our success is currently dependent, in large part, on the personal efforts of Thomas Kidrin, our president and chief executive officer.  The loss of Mr. Kidrin's services could have a material adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel if and when our growth so requires. Competition for qualified personnel is intense and we may not be able to hire or retain such additional qualified personnel. Any inability to attract and retain qualified management and other personnel would have a material adverse effect on our ability to grow our business and operations.

In order to be successful, we must be able to enhance our existing technology and products and develop and introduce new products and services to respond to changing market demand.

The markets in which we operate are characterized by frequently changing customer demand and the introduction of new technologies. In order to be successful, we must be able to enhance our existing technology and products and develop and introduce new products and services to respond to changing market demand. The development and enhancement of services and products entails significant risks, including:

o the inability to effectively adapt new technologies to our business;

o the failure to conform our services and products to evolving industry standards;

o the inability to develop, introduce and market enhancements to our existing services and products or new services and products on a timely basis; and

o the non acceptance by the market of such new service and products.

We currently have only limited resources to enhance our technology or to develop new products.

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Our future results depend on continued evolution of the Internet.

Our future results depend on continued growth in the use of the Internet for information, publication, distribution and commerce. Our growth is also dependent on increasing availability to residential consumers of broadband Internet access which will allow such persons to access higher-capacity content through the Internet. Our business could suffer if Internet usage and broadband availability does not continue to grow and evolve.

In addition, changes in network infrastructure, transmission and content delivery methods and underlying software platforms, and the emergence of new Internet access, such as television set-top boxes, could dramatically change the structure and competitive dynamic of the market for Internet real-time 3D products. We may not be able to adopt our technology and services for use in connection with other emerging technologies.

We may not be able to economically comply with any new government regulation that may be adopted with respect to the Internet.

New Internet legislation or regulation, or the application of existing laws and regulations to the Internet and e-commerce could add additional costs and risks to doing business on the Internet. We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to communications over the Internet and access to e-commerce. Although there are currently few laws and regulations directly applicable to e-commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust, taxation and characteristics and quality of products and services.

Legislation regarding privacy of personal information about users may affect our communities.

We are subject to and must comply with data protection legislation which restricts our ability to collect and exploit users' personal data. Our business is particularly dependent on the existing and future data protection laws in the United States, Europe, and in each specific country where we operate or have members. European data protections legislation is drafted in very broad terms, and there are few sources of guidance as to its interpretation. It is difficult to foresee the extent to which its enforcement by relevant authorities will restrict our operations. We believe that a rigid interpretation of data protection legislation could hinder our ability to conduct our business as planned. Our failure to comply with applicable law could subject us to severe legal sanctions which could have a material adverse effect on our business and results of operations. We maintain a privacy policy which is to not disclose individually identifiable information about any user of our products or services to a third party without the user's consent. Despite this policy, however, if third persons were able to penetrate our network security or otherwise misappropriate users' personal information, we could be subject to liability claims.

We face potential liability for the content delivered over our sites.

While we intend to acquire all licenses and other rights necessary to conduct our business without violating any copyrights, there can be no assurance that we will be able to do so. Due to the nature of our business, we could become involved in litigation regarding the music, video and other content transmitted over our sites which could force us to incur significant legal defense costs, could result in substantial damage awards against us and could otherwise damage our brand name and reputation.

In addition, because music materials may be downloaded from our sites and may be subsequently distributed to others, claims could be made against us for "pirating" and copyright or trademark infringement. Claims could also be made against us if material deemed inappropriate for viewing by children is accessed or accessible through our sites. While we intend to carry insurance policies, our insurance may not cover these types of claims or may not be otherwise adequate to cover liability that may be imposed. Any partially or completely uninsured claim against us, if successful and of sufficient magnitude, would have a material adverse effect on us.

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Risks related to our common stock

Possible issuances of our capital stock would cause dilution to our existing shareholders.

While we expect to have approximately 30 million shares of common stock outstanding following the initial round of financing and dividend distribution, we are authorized to issue up to 100,000,000 shares of common stock. Therefore, we will be able to issue a substantial number of additional shares without obtaining shareholder approval. In the event we elect to issue additional shares of common stock in connection with any financing, acquisition or otherwise, current shareholders could find their holdings substantially diluted, which means they will own a smaller percentage of our company. In addition, we are authorized to issue up to 5,000,000 shares of blank preferred stock that our board of directors can issue under any terms it wants and without any shareholder approval.

No dividends have been paid on our common stock.

We do not expect to declare or pay dividends on the common stock in the foreseeable future. In addition, the payment of cash dividends may be limited or prohibited by the terms of any future loan agreements.

We are subject to "penny stock" regulations which may adversely impact the liquidity and price of our common stock.

Our common stock is currently deemed a "penny stock." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information on penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse), the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements could reduce the level of trading activity, if any, in the secondary market for our common stock. As a result of the foregoing, our shareholders may find it more difficult to sell their shares.

Item 2. Financial Information.

Forward Looking Statements

When used in this Form 10 the words or phrases such as "anticipate," "believe," "could," "would," “should,” "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" or similar expressions are intended to identify “forward-looking statements” and readers are cautioned not to place undue reliance on any such forward looking statements, each of which speak only as of the date made.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. These factors include, but are not limited to, changes that may occur to general economic and business conditions; changes in current pricing levels that we can charge for our services or which we pay to our suppliers and business partners; changes in political, social and economic conditions in the jurisdictions in which we operate; changes to regulations that pertain to our operations; changes in technology that render our technology relatively inferior, obsolete or more expensive compared to others; foreign currency fluctuations; changes in the business prospects of our business partners and customers; increased competition, including from our business partners; delays in the delivery of broadband capacity to the homes and offices of persons who use our services; general disruptions to Internet service; and the loss of customer faith in the Internet as a means of commerce.

The following discussion should be read in conjunction with the financial statements and related notes which are included in this registration statement under Item 13.

We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

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Overview

General

We are a 3D entertainment portal which leverages its proprietary technology to offer visitors a network of virtual, multi-user environments which we call "worlds". These worlds are visually engaging online environments featuring animation, motion and content where people can come together and, by navigating through the website, shop, interact with others, attend events and be entertained.

 Sites using our technology allow numerous simultaneous visitors to enter, navigate and share interactive "worlds". Our 3D Internet sites are designed to promote frequent, repeat and prolonged visitation by users by providing them with unique online communities featuring dynamic graphics, highly useful and entertaining information content, and interactive capabilities. We believe that our sites are highly attractive to advertisers because they offer access to demographic-specific user bases comprised of people that visit the site frequently and stay for relatively long periods of time.

We were formed on January 25, 2011 and effective May 16, 2011 Worlds Inc. (formerly known as Worlds.com Inc.) transferred to us a substantial portion of its operational assets and granted us a world-wide license to its existing, and future, 3-D related patent portfolio. Accordingly, we have only had operations of our own since May 16, 2011. Our fiscal year ends on December 31.

Revenues

One source of revenues derives from the entry into development agreement with clients in which a development, license and maintenance fee is paid for the creation and administration of a 3D virtual world to be offered to a select user base.

In other joint venture agreements we agree to fund the development costs in return for recoupment of development costs on first monies in from ongoing participation in VIP, advertising and sponsorship revenue.

VIP revenues are funds, typically $2 - $6 per month, charged to users for either an enhanced avatar with additional virtual clothes and virtual goods or access to VIP only areas of the virtual World. To illustrate, in Worlds Inc. creation of Aerosmith World, only VIP members have access to Steven Tyler’s studio and his secret world, providing VIP members a greater opportunity to meet Mr.Tyler when he is online as well as mingle with other VIP guests and watch Aerosmith music videos in the VIP media lounge.

Our financial statements currently reflect an entry called “deferred revenue”. This is specific to the conversion of a note Worlds Inc. issued to Pearson PLC in 1996 in the initial face amount of $1,263,900_. Pearson has agreed to forgive 50% of the note and convert the balance of the note into deferred revenue for products and services Worlds Inc. develops for Pearson in the form of virtual worlds for training and distant learning. Each product Worlds Inc. develops for Pearson has been reviewed and accepted by a senior Pearson executive as part of an ongoing internal sales and capabilities program between various divisions within Pearson. As part of the Spin-off we assumed this obligation and intend to continue to pay down the debt by providing additional products and services.

Revenue that was generated resulted from VIP subscriptions to the Worlds Ultimate 3-D Chat service and software development fees to provide a site for a 3-D world under a deferred revenue agreement.

Expenses

We currently classify our expenses into two broad groups:

O	cost of revenues; and

O	selling, general and administrative.

Liquidity and Capital Resources

We raised a small amount of capital to enable us to begin upgrading our technology, develop new products and actively solicit additional business.  We expect to continue to pursue additional sources of capital though we have no current arrangements with respect to, or sources of, additional financing at this time and there can be no assurance that any such financing will become available. However, we believe we have sufficient funds to operate for at least another 12 months. If we cannot raise additional capital, form an alliance of some nature with another entity, or start to generate sufficient revenues, we may need to scale back operations.

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RESULTS OF OPERATIONS

Net revenues for the period from formation, January 25, 2011, through May 31, 2011 were $50,219. Revenue was derived from developing a 3-D world under a deferred revenue agreement and VIP subscriptions to Worlds 3-D chat service.

Cost of revenues was $0.

Selling general and administrative (SG&A) was $85,628.

Other expenses include options expense of $195,615.

As a result of the foregoing, we realized a net loss of $231,024 for the period from January 25, 2011 through May 31, 2011.

For comparative purposes, while we will be almost seamlessly continuing the business and operations of Worlds Inc., we will not have any of the expenses relating to enforcement of the patents.

The following are results of operations for the carved out Worlds Online Inc. business from Worlds Inc. The carved out predecessor operations show only the results of the business operations included in the spin off to Worlds Online Inc. for comparison purposes.

  Net revenues for the period from January 1, 2011 through January 25, 2011 were $54. Revenue was derived from VIP subscriptions to Worlds 3-D chat service.

Cost of revenue was $2,550. This was a one time expenditure related to backing up our sites.

Selling general and administrative (SG&A) was $33,098.

As a result of the foregoing, the predecessor company realized a net loss of $35,594 for the period from January 1, 2011 through January 25, 2011.

Net revenues for each of the years ended December 31, 2010 and 2009 were $265,856 and $101,115, respectively.  The predecessor company had revenue in 2010 from developing a 3-D world under a deferred revenue agreement and VIP subscriptions to the Worlds 3-D chat service and for 2009 the predecessor company had revenue from developing a 3-D world under the deferred revenue agreement and VIP subscriptions to the Worlds 3-D chat service.

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Year ended December 31, 2010 compared to year ended December 31, 2009

Revenue increased by $164,741 to $265,856 for the year ended December 31, 2010 from $101,115 in the prior year.  The increase is due to revenue from developing a 3D world under the predecessor’s deferred revenue agreement but is still relatively inconsequential and reflects the fact that the business is running in a limited mode due to the lack of available funds.

Cost of revenues decreased by $151,921 to $13,074 in 2010 from $164,995 in 2009 reflecting the efficiencies obtained from the prior year’s development activities resulting in our ability to create new worlds with less expense.

Selling general and administrative (S, G & A) expenses increased by $137,692 from $309,358 to $447,050 for the years ended December 31, 2009 and 2010, respectively.    Increase is primarily due to professional service fees , increased level of sales activity and the costs relating to the proxy sent out in the 3rd quarter of 2010. Common stock issued for services rendered increased by $273,400 to $378,400 in 2010 compared to $105,000 for 2009. The increase is due to the strategic business consulting and advice agreements signed during the year.

Other expenses include warrants expense of $14,992 and options expense of $39,867 for the year ended December 31, 2010 compared to warrant expense of $35,833, options expense of $25,031 and interest expense of $4,815 in the year ended December 31, 2009.

As a result of the foregoing, the predecessor company realized a net loss of $627,457 for the year ended December 31, 2010 compared to a loss of $543,916 in the year ended December 31, 2009, an increased loss of $83,541.

Liquidity and Capital Resources

In May 2011, we raised $300,070 through the issuance of 526,315 shares of our common stock at a price of $0.57 per share.

The funds raised in our recent financing will be used to develop new products and services, pay salaries to management and pay professional fees to our attorneys and auditors to prepare and file reports with the Securities and Exchange Commission and other legal expenses arising from our day-to-day operations and acquisitions, if any. We hope to raise additional funds to be used for advertising our existing products and services and to fund the development of additional products and services. No assurances can be given that we will be able to raise any additional funds. As described above, we are currently negotiating with various musical artists, educational companies and other entities to develop worlds for them. While no assurance can be given that any of these deals will be concluded, if successful they would likely generate additional cash flows.

At December 31, 2010, the predecessor company had cash, cash equivalents, short-term marketable securities or marketable equity securities of $400,848.  The predecessor raised an aggregate of $145,459 in February 2010 from a private placement of common stock and in December 2010 raised an aggregate of $400,000 through a private placement of common stock.

At December 31, 2009, the predecessor company had no cash, cash equivalents, short-term marketable securities or marketable equity securities.  The predecessor raised an aggregate of $175,000 through the issuance of convertible notes in May of 2009.  No capital expenditures were made in 2010 or 2009.

Historically, the primary cash requirements have been used to fund the cost of operations and development of our products, with additional funds having been used in promotion and advertising and in connection with the exploration of new business lines.

The funds raised in our 2009 and 2010 financings were used to develop new products and services, pay salaries to management and pay professional fees to our attorneys and auditors to prepare and file reports with the Securities and Exchange Commission.  Worlds Online Inc. hopes to raise additional funds to be used for advertising our existing products and services and to fund the development of additional products and services.  No assurances can be given that we will be able to raise any additional funds.

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Recent Accounting Pronouncements

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations.

FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s consolidated financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the consolidated financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the consolidated financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s consolidated financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements.

Determination of the Useful Life of Intangible Assets

(Included in ASC 350 “Intangibles — Goodwill and Other”, previously FSP SFAS No. 142-3 “Determination of the Useful Lives of Intangible Assets”)

FSP SFAS No. 142-3 amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously issued goodwill and intangible assets topics. This change was intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under topics related to business combinations and other GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP SFAS No. 142-3 became effective for consolidated financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.

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Noncontrolling Interests

(Included in ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”)

SFAS No. 160 changed the accounting and reporting for minority interests such that they will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 became effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company will implement SFAS No. 160 and will not record an intangible asset when the purchase price of a noncontrolling interest exceeds the book value at the time of buyout.

Consolidation of Variable Interest Entities — Amended

(To be included in ASC 810 “Consolidation”, SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”)

SFAS No. 167 amends FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, with earlier adoption prohibited.

Item 3. Properties.

We do not own any property nor do we have any contracts or options to acquire any property in the future. Presently, we are operating out of offices in our president's residence at 11 Royal Road, Brookline, Massachusetts 02445, where we occupy approximately 800 square feet.  This space is adequate for our present and our planned future operations. We currently pay no rent to our president for use of this space, although when funds are available we may do so in the future. In addition we have no written agreement or formal arrangement with our president pertaining to the use of this space. Worlds Inc. also operates from this office. We have no current plans to occupy other or additional office space until such as our growth more formal office space.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of May 31, 2011, certain information with respect to the beneficial ownership of Common Stock by (i) each of our directors and executive officers; (ii) each person who owns beneficially more than 5% of the common stock; and (iii) all directors and executive officers as a group. The percentage of shares beneficially owned is based on there having been 30,206,890 shares of common stock outstanding as of May 31, 2011. This is the number of shares that will be outstanding upon approval of this registration statement and dividend distribution to shareholders of Worlds Inc. as of May 16, 2011.    In order to prevent a trading market from beginning prior to the Commission's completion of its review of this registration statement, none of the dividend shares have physically been distributed at this time.

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OFFICERS, DIRECTORS AND BENEFICIAL OWNERS, AS OF MAY 31, 2011

Name & Address of Beneficial Owner(1)	Amount & Nature of Beneficial Owner	% of Class(2)
Worlds Inc.	5,936,115(3)	19.7%
Thomas Kidrin	5,430,000(4)	18.0%
Chris Ryan	183,728	0.6%
Jay Coleman	391,665(5)	1.3%
Robert Fireman	408,332(5)	1.4%
Bernard Stolar	374,999(5)	1.2%
Steven Chrust	2,074,017(6)	6.9%
All directors and executive officers as a group (five persons)	6,788,724(7)	22.5%

 (1) Unless stated otherwise, the business address for each person named is c/o Worlds Online Inc., 11 Royal Road, Brookline, MA  02445.

(2) Calculated pursuant to Rule 13d-3(d) (1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. We believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them (subject to community property laws where applicable) and except where otherwise noted.

(3) Worlds Inc, intends to dispose of its stock in an orderly fashion into the open market or in private sales, in either case in ways designed not to impact the market, but in any event within five years. While it holds any shares it will vote them in proportion to the votes by other stockholders.

(4) Includes 5 million currently exercisable stock options. Due to the size of Mr. Kidrin’s holdings and his position with the company, the stock certificates representing Mr. Kidrin’s shares will carry restrictive legends indicating that all of his shares are subject to restrictions on transferability.

(5) Consists of currently exercisable stock options.

(6) Includes common shares directly and indirectly owned.

(7) Includes 6,174,996 currently exercisable stock options.

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Item 5. Directors and Executive Officers.

The following table sets forth the name, age and position of our directors and executive officers. Our directors are elected annually and serve until the next annual meeting of stockholders.

Name	Age	Position
Thomas Kidrin	58	President, Chief Executive Officer, Secretary, Treasurer, Director
Christopher J. Ryan	50	Vice President-Finance and Chief Financial Officer
Bernard Stolar	64	Director
Jay Coleman	60	Director
Robert Fireman	62	Director

All of our directors listed above were appointed to our initial board of directors on March 30, 2011 by the board of directors of Worlds Inc. acting in its authority as our sole stockholder on such date. Such directors subsequently appointed the persons listed above to the offices listed opposite their name. It is anticipated that our current non-employee directors will only serve during a transition period not to exceed 12 months and they will resign on or before such date when appropriate replacements are identified to replace them.

Thomas Kidrin has been our president, CEO, secretary and treasurer, and a director since our formation on January 25, 2011 and the president, secretary and treasurer of Worlds Inc. from December 1997 through July 2007 and then added the title chief executive officer since August 2007. Mr. Kidrin was also president and a director of Worlds Acquisition Corp. from April 1997 to December 1997. He has been the chairman and president of Datastream Corporation, a designer and developer of interactive products and services, since 1993. From December 1991 to June 1996, Mr. Kidrin was a founder, director, and President of UC Television Network Corp., a company engaged in the design and manufacture of interactive entertainment/advertising networks in the college market under the brand name College Television Network, the largest private network on college campuses in the United States. It was sold to MTV in 1996 and is now operating under the name MTVU. Mr. Kidrin has attended Drake University and the New School of Social Research.

Christopher J. Ryan has been our Vice-President Finance and CFO since our formation on January 25, 2011 and the Vice President-Finance of Worlds Inc. since May 2000 and its chief finance officer since August 2000. From August 1991 through April 2000, Mr. Ryan held a variety of financial management positions at Reuters America, an information services company.  From 2001 through 2003, Mr. Ryan was the founder and President of CJR Advisory Services, a personal corporation through which he provided financial consulting services to various entities.  Since 2004, Mr. Ryan has been the VP Finance of Peminic, Inc.  Mr. Ryan is an inactive certified public accountant. He is a graduate of Montclair State University in New Jersey and received an M.B.A. degree from Fordham University in New York.

Bernard Stolar is noted for his expertise in both identifying and developing market-driving content and forging successful business partnerships and brings to the board over twenty years of senior-level experience within the interactive entertainment industry in all phases of company operations, including sales and marketing, product development, licensing, distribution, strategic planning and management. Mr. Stolar has served in high profile leadership roles at publicly and privately held interactive entertainment companies. Currently, Mr. Stolar is Dean of Games and Game Evangelist for Google, Inc. From February 2006 until its purchase by Google, Inc. in February 2007, Mr. Stolar was the Chairman of the Board of Adscape Media. Prior to this, he was president and chief operating office of BAM! Entertainment, where he transformed the company from a hand-held content company to a developer and marketer of interactive entertainment for next generation video game consoles. In 2000, Mr. Stolar joined Mattel, Inc. as president of Mattel Interactive, where he was responsible for directing and reorganizing the $1 billion Mattel Interactive division. From 1996 to 1999, Mr. Stolar served as president and chief operating officer of Sega of America, Inc. where he helped increase sales from $200 million to over $1 billion in three years, and orchestrated the launch of the Sega Dreamcast(TM), the fastest selling video game console in US history at that time. Mr. Stolar also served as executive vice president of Sony Computer Entertainment of America, where he was a key leader of the Sony Playstation® launch team, directing all third-party publishing in the U.S. Prior to that, Mr. Stolar served as president of Atari America's game division. Mr. Stolar has been a director of Worlds Inc. since October 2007.

Jay Coleman is the founder and CEO, since 1976, of Entertainment Marketing & Communications International, a leading independent company linking worldwide consumer marketing with the broad spectrum of contemporary music, entertainment and technology and he brings to the board his experience and expertise in marketing as well as his contacts in the music industry, the initial area in which we are directing our technology.  Major deals include the Rolling Stones with American Express; Michael Jackson with Pepsi; and Sponsorship for Live Aid and Live Earth, among other major media events. Mr. Coleman is best known for pioneering music sponsorship and marketing, creating landmark deals, and expanding his company's marketing capabilities beyond pop music, creating breakthrough concepts in all areas of entertainment. Mr. Coleman has been a director of Worlds Inc. since October 2007.

Robert Fireman is a seasoned executive in the building of technology and consumer driven companies. He brings to our board vast experience in the development of real time, loyalty based, stored value products and services.  Mr. Fireman was a founder and former Director and General Manager of SmartSource Direct, Inc., a subsidiary of News America Marketing (News Corp).  Mr. Fireman was responsible for the development, marketing and distribution of card-based loyalty, financial, and database products & services in retail, grocery and drug store chains encompassing over 50,000 stores throughout the U.S.  Mr. Fireman has been a practicing attorney for over 25 years and is the managing attorney of Fireman & Associates LLP. Mr. Fireman has been a director of Worlds Inc. since October 2007.

The board does not have any standing committees and when necessary, the entire board acts to perform such functions.

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Family Relationships

None.

Legal Proceedings

None.

Item 6. Executive Compensation.

Executive Officer Employment Agreement

On September 4, 2007, the board of directors of Worlds Inc. approved entry into an employment agreement with its president and CEO, Thom Kidrin.  The agreement, dated as of September 1, 2007, is for five years with a one-year renewal option held by Mr. Kidrin.  The agreement provides for a base salary of $200,000, which increases 10% on January 1 of each year; a monthly car allowance of $1,000; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase 15 million shares of our common stock at an exercise price of  $0.05 per share, of which one-third vested on September 4, 2007, one-third vested on August 31, 2008 and the balance vested on August 31, 2009; a death benefit equal to one year of the then base salary and a disability benefit equal to two years of the then base salary; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination. Effective April 1, 2011, this employment agreement was transferred to us by Worlds Inc. and we have assumed responsibility for the agreement. Our board has advised Mr. Kidrin that it will review his employment agreement in light of the current restructuring between us and Worlds Inc. and determine if any changes are appropriate in the interest of fairness.

Mr. Ryan does not currently have an employment agreement with us (nor did he with Worlds Inc.) and is compensated at the rate of $125 per hour payable one-half in stock and one-half in cash.

Compensation of Directors

The Board of Directors adopted a compensation program for the directors whereby each non-employee director will receive compensation in the form of stock options for serving on the board. Five-year non-qualified stock options to purchase 100,000 shares of the Corporation’s common stock are to be granted annually on January 1 to each non-employee director then in office at an exercise price equal to the last reported trading price of our common stock on that day, with such options to vest in 12 months, provided the director serves for at least six months, following the date of grant.  In addition, every non-employee director upon first joining our board receives 150,000 stock options that vest immediately and are exercisable for five years at a price equal to the last reported trading price of our common stock on that day. Persons becoming a non-employee director in the middle of a year will receive a pro rata amount of options. The above notwithstanding, the exercise price of the initial options issued to our non-employee directors shall be the price per share paid by investors in our initial financing.

Inasmuch as our initial board was not formed until March 30, 2011, no director received any compensation for a previous fiscal year. However, as described above, each director owns 225,000 options exercisable at $0.57 per share, of which 150,000 are fully vested and 75,000 will vest on March 30, 2012, provided such person is a director on September 30, 2011.

Stock Option Plan

On May 31, 2011, our board of directors adopted the 2011 Stock Award and Incentive Plan which plan was presented to, and approved by, our then sole stockholder, Worlds Inc. That approval notwithstanding, we intend to present the plan to our shareholders for their ratification at our next annual meeting.  The plan provides for the issuance of up to nine million options and/or shares of restricted stock of which not more than eight million can be incentive stock options.  To date, 6,245,829 options have been issued under the plan.

Compensation Committee Interlocks and Insider Participation

All of our officers and directors currently hold the same positions with our former parent, Worlds Inc, although as described elsewhere herein it is the intent that our current non-employee directors will only serve during a transition period not to exceed 12 months. Worlds Inc. does not have a compensation committee and all of its directors perform the function of a compensation committee. Similarly, we too do not have a compensation committee and all of our directors perform the functions of a compensation committee, except that Mr. Kidrin, our president and CEO, does not participate in any deliberations with respect to his compensation and physically removes himself from the presence of the other directors while they deliberate over his compensation and bonuses. Accordingly, Mr. Kidrin, who is both our president and CEO and of Worlds Inc. may be deemed to fall within the parameters of a compensation committee interlock. To address this situation, as described above, Mr. Kidrin recuses himself from all deliberations of the board with respect to his compensation.

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Item 7. Certain Relationships and Related Transactions, and Director Independence.

We are not currently subject to the requirements of any stock exchange or inter-dealer quotation system with respect to having a majority of “independent directors” although we believe that we meet that standard inasmuch as Messrs. Stolar, Coleman and Fireman are “independent” and only Mr. Kidrin, by virtue of being our president and CEO, is not independent. Although we are not currently subject to such rule, the independence of our directors meets the definition of such term as contained in NASDAQ Rule 5605(a)(2).

We have not engaged in any related party transaction since our inception.

Worlds Inc., our former parent and currently a 19.7% owner of our outstanding common stock has officers and directors which mirror ours, although as described elsewhere herein it is the intent that our current non-employee directors will only serve during a transition period not to exceed 12 months. During 2010 Worlds Inc. entered into the following transaction with a person who is currently one of our directors, but was not one of directors at the time of such transaction: Robert Fireman, one of our directors, received 100,000 stock options of Worlds Inc. exercisable for 3 years at a price of $0.05 per share, which was the closing price of Worlds Inc.’s common stock on the date of grant, as compensation for his efforts in assisting Worlds Inc. in negotiating and settling various patent matters with respect to its patent advisors.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and related Stockholder Matters.

There is no established trading market for our common stock. We will have 30,206,890 shares of our common stock outstanding upon actual distribution of the shares from the dividend declaration to shareholders of record of Worlds Inc. on May 16, 2011. In addition, we have granted an aggregate of 6,245,829 options, of which five million are owned by our president and an aggregate of 1,174,996 by our non-employee directors. All of these options are exercisable at a price of $0.57 per share. Following the date when we receive notice from the SEC that it has no further comments on this registration statement, Worlds Inc. has stated that it will issue an aggregate of approximately 23,744,460 shares of our common stock as a dividend to all shareholders of record of Worlds Inc. as of the close of business on May 16, 2011, which represents the issuance of one of our shares for each three shares owned of Worlds Inc., and will retain 5,936,115 shares. All of these shares will be unrestricted, unless issued to an affiliate. Finally, as a result of our recent private placement, we issued an aggregate of 526,315 shares of restricted stock which may not currently be sold into the market pursuant to Rule 144, as promulgated under the Securities Act of 1933. On or around the date that Worlds Inc. distributes the dividend, we expect to have our shares quoted for trading on the OTC Bulletin Board. No assurance can be given that our shares will be accepted for such quotation.

Holders

As of May 16, 2011 we had approximately 639 shareholders of record of our common stock. This is the number of Worlds Inc. shareholders who are entitled to the dividend distribution plus the three investors who invested directly into the Company.

Dividends

We have never paid a dividend on our common stock and do not anticipate paying any dividends in the near future.

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Company Equity Compensation Plans

The following table sets forth information as of May 31, 2011 with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	6,245,829		$0.57	2,754,171
Equity compensation plans not approved by stockholders	0	$	N/A	-
Total	6,245,829		$0.57	2,754,171

Item 10. Recent Sales of Unregistered Securities.

In May 2011, we completed a private placement of an aggregate of 526,315 shares of our common stock at a price per share of $0.57 for aggregate proceeds of $300,070.  This issuance was exempt pursuant to Rule 506 inasmuch as the shares were sold to a total of only three persons, each of whom was an “accredited investor” in a private placement without advertising or the payment of any commissions.  Accordingly, the stock certificates representing these shares will carry legends indicating that the shares have not been registered and may not be traded until registered or otherwise exempt.

Item 11. Description of Registrant’s Securities to Be Registered.

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $ 0.001 per share, and 5,000,000 shares of blank check preferred stock, par value $0.001 per share.

The holders of our common stock:

	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or pari passu, each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each share of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, Worlds Inc. is the only stockholder to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management.”

We refer you to our Articles of Incorporation and Bylaws, copies of which were filed herewith, and to the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

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Warrants and Rights

There are no outstanding warrants or rights to purchase any of our securities.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value of $0.001, with such terms, conditions and preferences as shall be determined from time-to-time by our board of directors. As of May 31, 2011, there were no preferred shares issued and outstanding.

Item 12. Indemnification of Directors and Officers.

The personal liability of our directors is eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Sec. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. We shall, to the fullest extent permitted by the provisions of Sec. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom we shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

We may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

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Item 13. Financial Statements and Supplementary Data.

FL Office 7951 SW 6th St., Suite. 216 Plantation, FL 33324 Tel: 954-424-2345 Fax: 954-424-2230 NC Office 19720 Jetton Road, 3rd Floor Cornelius, NC 28031 Tel: 704-892-8733 Fax: 704-892-6487

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Worlds Online Inc.

We have audited the accompanying balance sheet of Worlds Online Inc. (the “Company”) as of May 31, 2011 and the related statements of operations, stockholders’ deficit, and cash flows for the period from inception (January 25, 2011) through May 31, 2011. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worlds Online Inc. (a Delaware corporation) as of May 31, 2011 and the results of its operations and its cash flows for period from inception (January 25, 2011) through May 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring operating losses, has an accumulated stockholders’ deficit, has negative working capital, has had minimal revenues from operations, and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, CPA'S

Bongiovanni & Associates, CPA'S

Cornelius, North Carolina

June 3, 2011

www.bai-cpa.com

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Worlds Online Inc.
Balance Sheet
May 31, 2011
Audited
31-May-11
Current Assets
Cash	$300,534

Total Current Assets	300,534

TOTAL ASSETS	$300,534

Current Liabilities
Accrued expenses	85,592
Accounts Payable – Related Party	281
Deferred revenue	$226,950
Total Current Liabilities	312,823

Stockholders (Deficit)
Common stock to be issued (Par value $0.001 authorized 100,000,000 shares, issued and outstanding 526,315)	$526
Common Stock Warrants	1,165,563
Additional Paid in Capital	(947,354)
Accumulated Deficit	(231,024)
Total stockholders deficit	(12,289)

Total Liabilities and stockholders deficit	$300,534

See Notes to Condensed Financial Statements and Report of Independent Registered Public Accounting Firm

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Worlds Online Inc.
Statement of Operations
For The Period Of Inception (January 25, 2011) to May 31, 2011
Audited
2011
Revenues
Revenue	$50,219

Total	50,219

Cost and Expenses

Cost of Revenue	0

Gross Profit	50,219

Directors fees paid with options	195,615
Professional Services	74,536
Salaries	11,092

Operating (loss)	(231,024)

Other Income (Expense)
—

Net (Loss)	$(231,024)

Weighted Average Loss per share (basic and fully diluted)	$(14.30)
Weighted Average Common Shares Outstanding	16,153

See Notes to Condensed Financial Statements and Report of Independent Registered Public Accounting Firm

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Worlds Online Inc.
Statement of Cash Flows
For The Period From Inception (January 25, 2011) through May 31, 2011

Cash flows from operating activities:
Net (loss)	$(231,024)
Adjustments to reconcile net (loss) to net cash provided by operating activities

Fair value of stock options issued to Directors	195,615
Accrued expenses	85,873
Deferred revenue	(50,000)

Net cash provided by operating activities:	464

Cash flows from investing activities:
—
Net cash used in investing activities:	—

Cash flows from financing activities:
Proceeds from issuance of common stock	300,070

Net cash provided by financing activities	300,070

Net increase in cash and cash equivalents	300,534

Cash and cash equivalents beginning of period	—

Cash and cash equivalents end of period	$300,534

Non-cash financing activities:

Stock options issued as part of stock dividend	$1,165,563

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—
Income taxes	$—

See Notes to Condensed Financial Statements and Report of Independent Registered Public Accounting Firm

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Worlds Online Inc.
Statement of Stockholders Deficit
For the Period Of Inception (January 25, 2011) Through May 31, 2011

				Common	Common
				Shares	Stock	Common		Total
	Common	Common	Additional	Subscribed	Subscribed	Stock	Accumulated	stockholders'
	Stock	Stock	Paid-in	but not	but not	Warrants	Deficit	equity
	Shares	Amount	capital	Issued	Issued			(deficit)

Balance, January 25, 2011	—	$—	$—	—	$—		$—	$—

Transfer of deferred revenue from Worlds Inc.	—	—	(276,950)	—	—	—	—	(276,950)
Issuance of common stock for cash investment	—	—	299,544	526,315	526	—	—	300,070
Stock options for directors and officer transferred from Worlds Inc.	—	—	(1,165,563)	—	—	1,165,563	—	—
Issuance of stock options to Directors	—	—	195,615	—	—	—	—	195,615
Net Loss for the period ended May 31, 2011	—	—	—	—	—	—	(231,024)	(231,024)

Balances, May 31, 2011	—	$—	$(947,354)	526,315	$526	$1,165,563	$(231,024)	$(12,289)

See Notes to Condensed Financial Statements and Report of Independent Registered Public Accounting Firm

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Worlds Online Inc.

NOTES TO FINANCIAL STATEMENTS

For the period of inception (January 25, 2011) through May 31, 2011

(audited)

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Description of Business

Worlds Online Inc. (the "Company") designs and develops software content and related technologies for the creation of interactive, three-dimensional ("3D") Internet sites on the World Wide Web. Using licensed technology the Company creates its own Internet sites, as well as sites available through third party on-line service providers.

The Company was formed on January 25, 2011 as a wholly-owned subsidiary of Worlds Inc. (formerly known as Worlds.com Inc.). On May 16, 2011, Worlds Inc. transferred to the Company the majority of its operations and related operational assets, except for its patent portfolio. Worlds Inc. has also given to the Company a perpetual world-wide license to its patented technology. Pursuant to the license, the Company has the right to issue unlimited sublicenses to the licensed technology, subject to World Inc.’s reasonable consent.

The assets transferred to us include: Worlds Inc.’s technology platform, Worlds Ultimate Chat, Aerosmith World, DMC Worlds, Cinema Virtual, Pearson contracts and related revenue, the following URLs: Worlds.com, Cybersexworld.com, Hang.com, and Worldsfunds.com, a digital inventory of over 10,000 3D objects, animation sequences, an extensive avatar library, texture maps and virtual world architectures. None of the transferred assets have any carrying value on the financial statements of the Company.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), which contemplates continuation of the Company as a going concern. The Company will require substantial additional funds for development and marketing of its products. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. Worlds Online Inc. was not able to generate sufficient revenue or obtain sufficient financing which had a material adverse effect on Worlds Online Inc., including requiring Worlds Online Inc. to reduce operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid money market instruments, which have original maturities of three months or less at the time of purchase.

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Revenue Recognition

The Company has the following sources of revenue: (1) consulting/licensing revenue from the performance of development work performed on behalf of the Company, licensing revenue or from the sale of certain software to third parties; and (2) VIP subscriptions to our Worlds Ultimate 3-D Chat service.   The Company recognizes revenue when all of the following criteria are met: evidence of an arrangement exists such as a signed contract, delivery has occurred, the price is fixed or determinable, and collectibility is reasonable assured.  This will usually be in the form of a receipt of a customer’s acceptance indicating the product has been completed to their satisfaction except for development work and service revenue which is recognized when the services have been performed.  Deferred revenue represents cash payments received in advance to be recorded as revenue when earned.  The corresponding cost associated with those contracts is also deferred as deferred costs until the revenue is ultimately recognized.

Research and Development Costs

Research and development costs will be charged to operations as incurred.

Property and Equipment

Property and equipment will be stated at cost.   Depreciation will be provided on a straight line basis over the estimated useful lives of the assets ranging from three to five years.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income.  Maintenance and repairs will be charged to expense in the period incurred.

Impairment of Long Lived Assets

The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Commitments and Contingencies

The Company is committed to an employment agreement with our President and CEO, Thom Kidrin.  The agreement was transferred to the Company as part of the operations and related operational assets that was transferred to the Company on May 16, 2011.  The agreement, dated as of September 1, 2007, is for five years with a one-year renewal option held by Mr. Kidrin.  The agreement provides for a base salary of $200,000, which increases 10% on January 1 of each year; a monthly car allowance of $1,000; an annual bonus equal to 2.5% of Pre-Tax Income (as defined in the agreement); an additional bonus as follows: $75,000, if Pre-Tax Income for the year is between 150% and 200% of the prior fiscal year’s Pre-Tax Income or (B) $100,000, if Pre-Tax Income for the year is between 201% and 250% of the prior fiscal year’s Pre-Tax Income or (C) $200,000, if Pre-Tax Income for the year is 251% or greater than the prior fiscal year’s Pre-Tax Income, but in no event shall this additional bonus exceed five (5%) percent of Pre-Tax Income for such year; payment of up to $10,000 in life insurance premiums; options to purchase 15 million shares of our Worlds Inc. common stock at an exercise price of  $0.05 per share, of which one-third vested on September 4, 2007, one-third vest on August 31, 2008 and the balance vested on August 31, 2009; a death benefit equal to one year of the then base salary and a disability benefit equal to two years of the then base salary; and a payment equal to 2.99 times his base amount (as defined in the agreement) in the event of a Change of Control (as defined in the agreement).  The agreement also provides that Mr. Kidrin can be terminated for cause (as defined in the agreement) and that he is subject to restrictive covenants for 12 months after termination.

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Income Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Deferred Revenue

As part of a debt refinancing in 2000 with Worlds Inc. (formerly Worlds.com), $631,950 of debt was renegotiated to deferred revenue representing future services to be provided by the Company. $355,000 has been amortized into income through December 31, 2010. The balance, $276,950 has been transferred to the Company. During the period presented herein, $50,000 has been amortized into income.

Related Party Transactions

The Company was formed on January 25, 2011 as a wholly-owned subsidiary of Worlds Inc. (formerly known as Worlds.com Inc.). On May 16, 2011 Worlds Inc. transferred to the Company the majority of its operations and related operational assets, except for its patent portfolio. Worlds Inc. has also given to the Company a perpetual world-wide license to its patented technology. Pursuant to the license, the Company has the right to issue unlimited sublicenses to the licensed technology, subject to World Inc.’s reasonable consent.

The assets transferred to us include: Worlds Inc.’s technology platform, Worlds Ultimate Chat, Aerosmith World, DMC Worlds, Cinema Virtual, Pearson contracts and related revenue, the following URLs: Worlds.com, Cybersexworld.com, Hang.com, and Worldsfunds.com, a digital inventory of over 10,000 3D objects, animation sequences, an extensive avatar library, texture maps and virtual world architectures. None of the transferred assets have any carrying value on the financial statements of the Company.

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of May 31, 2011.

Risk and Uncertainties

The Company is subject to risks common to companies in the service and technology industries, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

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FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental US GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change US GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s consolidated financial statements as all references to authoritative accounting literature will be referenced in accordance with the Codification.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the consolidated financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the consolidated financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s consolidated financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements.

Determination of the Useful Life of Intangible Assets

(Included in ASC 350 “Intangibles — Goodwill and Other”, previously FSP SFAS No. 142-3 “Determination of the Useful Lives of Intangible Assets”)

FSP SFAS No. 142-3 amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously issued goodwill and intangible assets topics. This change was intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under topics related to business combinations and other GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP SFAS No. 142-3 became effective for consolidated financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.

Non-controlling Interests

(Included in ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”)

SFAS No. 160 changed the accounting and reporting for minority interests such that they will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 became effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company will implement SFAS No. 160 and will not record an intangible asset when the purchase price of a non-controlling interest exceeds the book value at the time of buyout.

Consolidation of Variable Interest Entities — Amended

(To be included in ASC 810 “Consolidation”, SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”)

SFAS No. 167 amends FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, with earlier adoption prohibited.

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NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Worlds Online Inc. has had only minimal revenues from operations, has a negative working capital, has a negative stockholders deficit and negative cash flows from operations. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to fully implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will likely have a material adverse effect on the Company, including possibly requiring the Company to reduce and/or cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - PRIVATE PLACEMENTS OF EQUITY

During May of 2011, the Company completed a private placement of 526,315 shares of its common stock at a price per share of $0.57 for aggregate proceeds of $300,070 from three “accredited” investors. These shares will be issued after May 31, 2011.

NOTE 4 – DEFERRED REVENUE

Deferred revenue represents advance payments for the license, the design and development of the software, content and related technology for the creation of an interactive, 3D entertainment portal on the internet.  During the period herein, $50,000 worth of services was provided leaving a deferred revenue balance of $226,950.

NOTE 5- PROPERTY AND EQUIPMENT

There is no property and equipment on the balance sheet at May 31, 2011. The Company does have property and equipment, however, for accounting purposes, the property and equipment that was transferred was fully depreciated by Worlds Inc. prior to the transfer therefore it has no carrying value to the Company.

NOTE 6 – STOCK OPTIONS

During the period, the Company issued 675,000 stock options to various Directors.  The stock options allow the parties to purchase shares of the Company’s common stock at various prices per share per each individual option agreement.  The options allow the various parties to purchase one share of its stock for each option.  The options expire at various times through December 31, 2013 per each individual option agreement. The Company did not grant any registration rights with respect to any shares of common stock issuable upon exercise of the options. During the period from inception (January 25, 2011) through May 31, 2011, the Company recorded an expense of $195,615, equal to the estimated fair value of the options at the date of grants. These options were granted to the Directors for services to be performed.  The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 1.8% risk-free interest, 0% dividend yield, 65% volatility, and expected life of two and three quarter years.

During the period from inception (January 25, 2011) through May 31, 2011 we also issued 5,570,829 stock options exercisable at $0.57 per share to various option holders of Worlds Inc. The options were issued on the same basis as the stock dividend i.e. one stock option for every three stock options held in Worlds Inc. However, the exercise price of all such options was increased to $0.57 per share.

Stock Warrants and Options

Stock warrants and options outstanding and exercisable as of May 31, 2011 are as follows:

Exercise Price per Share	Shares Under Option/Warrant	Remaining Life in Years

Outstanding
$0.57	675,000	2.75
$0.57	170,832	2.54
$0.57	33,333	2.42
$0.57	99,999	1.90
$0.57	99,999	1.54
$0.57	166,666	1.33
$0.57	5,000,000	1.29
	6,245,829

Exercisable
$0.57	675,000	2.75
$0.57	170,832	2.54
$0.57	33,333	2.42
$0.57	99,999	1.90
$0.57	99,999	1.54
$0.57	166,666	1.33
$0.57	5,000,000	1.29
	6,245,829

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NOTE 7 - INCOME TAXES

At May 31, 2011, the Company had federal and state net operating loss carry forwards of approximately $231,000 that expire in 2024.

Due to operating losses, there is no provision for current federal or state income taxes for the period ended May 31, 2011.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at May 31, 2011 consists of a net operating loss calculated using federal and state effective tax rates equating to approximately $92,000 less a valuation allowance in the amount of approximately $92,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance.

The Company’s total deferred tax asset as of May 31, 2011 is as follows:

Net operating loss	$92,000
Valuation allowance	(92,000)

Net deferred tax asset	$—

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the period ended May 31, 2011is as follows:

Income tax computed at the federal statutory rate	34%
Income tax computed at the state statutory rate	5%
Valuation allowance	(39%)

Total deferred tax asset	0%

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company was formed on January 25, 2011 as a wholly-owned subsidiary of Worlds Inc. (formerly known as Worlds.com Inc.). On May 16, 2011 Worlds Inc. transferred to the Company the majority of its operations and related operational assets, except for its patent portfolio. Worlds Inc. has also given to the Company a perpetual world-wide license to its patented technology. Pursuant to the license, the Company has the right to issue unlimited sublicenses to the licensed technology, subject to World Inc.’s reasonable consent.

The assets transferred to us include: Worlds Inc.’s technology platform, Worlds Ultimate Chat, Aerosmith World, DMC Worlds, Cinema Virtual, Pearson contracts and related revenue, the following URLs: Worlds.com, Cybersexworld.com, Hang.com, and Worldsfunds.com, a digital inventory of over 10,000 3D objects, animation sequences, an extensive avatar library, texture maps and virtual world architectures. None of the transferred assets have any carrying value on the financial statements of the Company.

The bank account for the Company was opened in May through the borrowing of $500 from Worlds Inc. The balance outstanding at May 31, 2011 is $281 and is recorded as an account payable related party on the balance sheet.

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--------

AUDITED

 FINANCIAL STATEMENTS

Worlds Online Inc.

December 31, 2010, 2009 and January 24, 2011

--------

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FL Office 7951 SW 6th St., Suite. 216 Plantation, FL 33324 Tel: 954-424-2345 Fax: 954-424-2230 NC Office 19720 Jetton Road, 3rd Floor Cornelius, NC 28031 Tel: 704-892-8733 Fax: 704-892-6487

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Worlds Online Inc.

We have audited the accompanying balance sheets of Worlds Online Inc. (the “Company”) as of December 31, 2009, December 31, 2010, and January 24, 2011 and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2009 and 2010, for the period from January 1, 2011 through January 24, 2011. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worlds Online Inc. (a Delaware corporation) as of December 31, 2009, December 31, 2010, and January 24, 2011 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2010, and for the period from January 1, 2011 through January 24, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring operating losses, has an accumulated stockholders’ deficit, has negative working capital, has had minimal revenues from operations, and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bongiovanni & Associates, CPA'S

Bongiovanni & Associates, CPA'S

Cornelius, North Carolina

August 3, 2011

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Worlds Online Inc.
Balance Sheets

	Predecessor	Predecessor	Predecessor
	Audited	Audited	Audited
	31-Dec-10	31-Dec-09	24-Jan-11
Current Assets
Cash and cash equivalents	$400,848	$-	$315,734
Due from related Party	-	62,801	-

Total Current Assets	400,848	62,801	315,734

Property and equipment, net of
accumulated depreciation	759	3,883	557

TOTAL ASSETS	$401,607	$66,684	$316,291

Current Liabilities
Bank overdraft	$-	$1,175	$-
Accounts payable	782,784	782,784	782,784
Accrued expenses	1,827,897	1,589,588	1,780,575
Loan payable officer	2,400	4,000	-
Deferred revenue	276,950	541,950	276,950
Notes payable	773,279	948,279	773,279

Total Current Liabilities	3,663,310	3,867,776	3,613,588

Stockholders (Deficit)

Common stock (Par value $0.001 authorized 100,000,000 shares, issued and outstanding 61,917,339, 53,262,749 and 61,917,339 at December 31, 2010, December 31, 2009 and January 24, 2011 respectively)	61,916	53,262	$61,916
Common stock subscribed but not yet issued (3,333,331, 0 and 3,333 at December 31, 2010, December 31, 2009 and January 24, 2011 respectively)	3,333	-	3,333
Additional Paid in Capital	23,293,671	22,138,811	23,293,671
Accumulated Deficit	(26,620,623)	(25,993,166)	(26,656,217)
Total stockholders deficit	(3,261,703)	(3,801,093)	(3,297,297)

Total Liabilities and stockholders deficit	$401,607	$66,684	$316,291

See Notes to Condensed Financial Statements and Report of Independent Registered Public Accounting Firm

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Worlds Online Inc.
Statements of Operations

	Predecessor	Predecessor	Predecessor
	Audited	Audited	Audited
	2010	2009	24-Jan-11
Revenues
Revenue	$265,856	$101,115	$54

Total	265,856	101,115	54

Cost and Expenses

Cost of Revenue	13,074	164,995	2,550

Gross Profit	252,782	(63,880)	(2,496)

Warrants expense	14,922	35,833
Options Expense	39,867	25,031
Common Stock issued for services renderred	378,400	105,000
Selling, General & Admin	238,930	309,358	14,206
Salaries	208,120	—	18,892

Operating loss	(627,457)	(539,101)	(35,594)

Other Income Expense
Interest Income	—	—	—
Interest Expense	—	4,815	—

Net Profit/(Loss)	$(627,457)	$(543,916)	$(35,594)

See Notes to Condensed Financial Statements and Report of Independent Registered Public Accounting Firm

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Worlds Online Inc.
Statements of Cash Flows

	Predecessor	Predecessor	Predecessor
	Audited	Audited	Audited
	31-Dec-10	31-Dec-09	24-Jan-11
Cash flows from operating activities:
Net (loss)	$(627,457)	$(543,916)	$(35,594)
Adjustments to reconcile net loss to net cash used in operating activities

Warrants expense	14,922	35,833	-
Depreciation	3,124	3,504	202
Fair value of stock options issued	39,867	25,031	-
Common stock issued for services rendered	331,599	105,000	-
Due from related party	62,801	(62,801)	-
Bank Overdraft	(1,175)	1,175	-
Accounts payable and accrued expenses	298,309	13,938	(49,723)
Deferred revenue	(265,000)	(90,000)	-

Net cash used in operating activities:	(143,010)	(512,236)	(85,115)

Cash flows from investing activities:

Maturity of certificate of deposit	-	166,451	-

Net cash used in investing activities:	-	166,451	-

Cash flows from financing activities:
Proceeds from issuance of common stock	400,000	-	-
Proceeds from exercise of warrants	145,459	250	-
Proceeds from issuance of notes payable	-	175,000	-
Proceeds from officer loan payable	-	4,000	-
Repayment of officer loan payable	(1,600)	-	-

Net cash provided by financing activities	543,859	179,250	-

Net increase/(decrease) in cash	328,928	(166,535)	(85,115)

Cash beginning of year	0	166,535	400,849

Cash end of year	$400,849	$0	$315,734

Non-cash financing activities

Conversion of debt to equity

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest
Income taxes

See Notes to Condensed Financial Statements and Report of Independent Registered Public Accounting Firm

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Worlds Online Inc. (Predecessor)
Statement of Stockholders Deficit
From January 1, 2009 through January 24, 2011
				Common	Common
				Shares	Stock		Total
			Additional	Subscribed	Subscribed	Accumulated	stockholders'
	Common stock		Paid-in	but not	but not	Deficit	equity
	Shares	Amount	capital	Issued	Issued		(deficit)

Balances, January 1, 2009	52,387,749	$52,387	$21,858,603	—	—	(25,449,249)	$(3,538,259)

Issuance of warrants	25,000	25	36,058				36,083
Common stock issued for payment of vendor balance	500,000	500	139,500				140,000
Common stock issued for services rendered	350,000	350	104,650				105,000
Net Loss for the year ended December 31, 2009						(543,916)	(543,916)

Balances, December 31, 2009	53,262,749	$53,262	$22,138,811			$(25,993,166)	$(3,801,093)

Conversion of debt to equity	1,750,000	1,750	173,250				175,000
Common stock issued for services rendered	500,000	500	59,500				60,000
Exercise of warrants	1,454,590	1,455	144,004				145,459
Issuance of warrants			14,922				14,922
Issuance of common stock for services rendered	—	—	—				—
Issuance of common stock for cash investment			393,541	3,333,331	3,333		396,873
Common stock issued for services rendered	4,950,000	4,950	329,775	—	—		334,725
Issuance of stock options			39,867				39,867
Net Loss for the year ended December 31, 2010						(627,457)	(627,457)

Balances, December 31, 2010	61,917,339	$61,916	$23,293,671	3,333,331	3,333	(26,620,623)	$(3,261,703)

Net Loss for the period ended January 24, 2011						(35,594)	(35,594)

Balances, January 24, 2011	61,917,339	$61,916	$23,293,671	3,333,331	3,333	$(26,656,217)	$(3,297,297)

 See Notes to Condensed Financial Statements and Report of Independent Registered Public Accounting Firm

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Worlds Online Inc.

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2010 and 2009

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Description of Business

Worlds Inc. (the "Company") designs and develops software content and related technologies for the creation of interactive, three-dimensional ("3D") Internet sites on the World Wide Web. Using licensed technology the Company creates its own Internet sites, as well as sites available through third party on-line service providers.

Predecessor Financial Statements

The Predecessor Financial Statements are results of operations for the carved out Worlds Online Inc. business from Worlds Inc. The carved out predecessor operations show only the results of the business operations included in the spin off to Worlds Online Inc. for comparison purposes.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), which contemplates continuation of the Company as a going concern. The Company has always been considered a developmental stage business, has incurred significant losses since its inception and has had minimal revenues from operations.  The Company will require substantial additional funds for development and marketing of its products. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company has not been able to generate sufficient revenue or obtain additional financing which has had a material adverse effect on the Company, including requiring the Company to reduce operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.  For most of the past year the Company has been operating at a significantly reduced capacity, with only one full time employee, performing primarily consulting services and licensing software and using consultants to perform any additional work that may be required.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid money market instruments, which have original maturities of three months or less at the time of purchase.

Due from Related Party

Due from related party is comprised of cash payments made for work related to patent work. This amount would not have been incurred by Worlds Online, Inc.

Revenue Recognition

The Company has the following sources of revenue: (1) consulting/licensing revenue from the performance of development work performed on behalf of the Company, licensing revenue or from the sale of certain software to third parties; and (2) VIP subscriptions to our Worlds Ultimate 3-D Chat service.   The Company recognizes revenue when all of the following criteria are met: evidence of an arrangement exists such as a signed contract, delivery has occurred, the price is fixed or determinable, and collectibility is reasonable assured.  This will be in the form of a receipt of a customers acceptance indicating the product has been completed to their satisfaction except for development work and service revenue which is recognized when the services have been performed.  Deferred revenue represents cash payments received in advance to be recorded as revenue when earned.  The corresponding cost associated with those contracts is also deferred as deferred costs until the revenue is ultimately recognized.

Research and Development Costs

Research and development costs are charged to operations as incurred.

Property and Equipment

Property and equipment are stated at cost.   Depreciation is provided on a straight line basis over the estimated useful lives of the assets ranging from three to five years.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income.  Maintenance and repairs are charged to expense in the period incurred.

Impairment of Long Lived Assets

The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the years ended December 31, 2010 and 2009.

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Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Income Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date..

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the consolidated financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of December 31, 2010 and 2009.

Stockholders Equity

5,450,000 shares of common stock were issued for services rendered.

Commitments and Contingencies

During 2000 the Company was involved in a lawsuit relating to unpaid consulting services. In April, 2001 a judgment against the Company was rendered for approximately $205,000. As of December 31, 2008 and 2009 the Company recorded a reserve of $205,000 for this lawsuit, which is included in accrued expenses in the accompanying balance sheets.

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

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FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s consolidated financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification during the fiscal year ended December 31, 2010.

As a result of the Company’s implementation of the Codification during the fiscal year ended December 31, 2009, previous references to new accounting standards and literature are no longer applicable. In the current annual consolidated financial statements, the Company will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the consolidated financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the consolidated financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s consolidated financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements. No recognized or non-recognized subsequent events were noted.

Determination of the Useful Life of Intangible Assets

(Included in ASC 350 “Intangibles — Goodwill and Other”, previously FSP SFAS No. 142-3 “Determination of the Useful Lives of Intangible Assets”)

FSP SFAS No. 142-3 amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously issued goodwill and intangible assets topics. This change was intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under topics related to business combinations and other GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP SFAS No. 142-3 became effective for consolidated financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP SFAS No. 142-3 did not impact the Company’s consolidated financial statements.

Noncontrolling Interests

(Included in ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”)

SFAS No. 160 changed the accounting and reporting for minority interests such that they will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 became effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company implemented SFAS No. 160 at the start of fiscal 2009 and no longer records an intangible asset when the purchase price of a noncontrolling interest exceeds the book value at the time of buyout. The adoption of SFAS No. 160 did not have any other material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities — Amended

(To be included in ASC 810 “Consolidation”, SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”)

SFAS No. 167 amends FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, with earlier adoption prohibited. The Company will adopt SFAS No. 167 in fiscal 2010 and does not anticipate any material impact on the Company’s financial statements.

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NOTE 2 - GOING CONCERN

Since 2001, the Company has had to reduce operations due to lack of resources. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had only minimal revenues from operations over the last few years, has negative cash flows from operations, has a stockholders’ deficit, has a retained deficit, and negative working capital. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - PRIVATE PLACEMENTS OF EQUITY

During 2010, the Company completed a private placement with the exercise of warrants of 1,454,590 shares of its common stock at a price per share of $0.10 for aggregate proceeds of $145,459.  The five “accredited” investors also received an aggregate of 975,338 warrants as part of the equity investment exercisable at $0.15 per share.

The Company also converted the $175,000 in notes payable from the 2009 financing into 1,750,000 shares of its common stock. Also in 2010, the Company completed a private placement of 3,333,331 shares of its common stock at a price per share of $0.12 for aggregate proceeds of $400,000.

During 2010, the Company issued an aggregate of 5,450,000 shares of common stock as payment for services rendered.

During 2009, the Company issued notes with penny warrants raising $175,000 in cash.  These notes were converted into 1,750,000 shares of common stock as mentioned above.  The warrants represent another 975,338 shares of common stock if converted. The effects on dilutive earnings per share are not applicable due to its anti-dilutive effect.

NOTE 4 – DEFERRED REVENUE

Deferred revenue represents advance payments for the license, the design and development of the software, content and related technology for the creation of an interactive, 3D entertainment portal on the internet.  As part of a debt refinancing in 2000, $631,950 of debt was renegotiated to deferred revenue representing future services to be provided by the Company.  During 2010, $265,000 worth of services was provided leaving a balance of $276,950 at December 31, 2010.

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NOTE 5 - NOTES PAYABLE

Short term notes payable at December 31, 2010 consist of the following:

Unsecured note payable to a shareholder bearing 8% interest.

Entire balance of principal and unpaid interest due on demand.              $124,230

Unsecured note payable to a shareholder bearing  10% interest.

Entire balance of principal and unpaid interest due on demand.              $649,049

Total current                                                    $773,279

 2010                            $773,279

 2011                            $         -0-

 2012                            $         -0-

 2013                            $         -0-

 2014                            $         -0-

                                     $773,279

NOTE 6- PROPERTY AND EQUIPMENT

The detail composition of property and equipment at December 31, 2010 and 2009 is as follows:

                                                                                                2010                  2009

Computer equipment                                                            $10,891              $10,891

Less: accumulated depreciation                                             10,132                  7,008

                                                                                               759                  $3,883
                                                                                              =====               =====

Depreciation expense recorded for 2010 and 2009 was $3,124 and $3,504, respectively.

(48)

NOTE 7 – STOCK OPTIONS

During 2010 the Company issued stock options to various parties.  The stock options allow the parties to purchase shares of the Company’s common stock at various prices per share per each individual option agreement.  The options allow the various parties to purchase one share of its stock for each option.  The options expire at various times through October 28, 2013 per each individual option agreement. The Company did not grant any registration rights with respect to any shares of common stock issuable upon exercise of the options. There were no forfeited options during 2010. During the year ended December 31, 2010, the Company recorded an expense of $39,867, equal to the estimated fair value of the options at the date of grants.  The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 5.0% risk-free interest, 0% dividend yield, 60% volatility, and expected lives ranging from one to three years.

During 2010 we also issued 500,000 stock options exercisable at $0.05 per share to one person, who is not a director.

During 2009 the Company issued stock options to various parties.  The stock options allow the parties to purchase shares of the Company’s common stock at various prices per share per each individual option agreement.  The options allow the various parties to purchase one share of its stock for each option.  The options expire at various times through September 25, 2012 per each individual option agreement. The Company did not grant any registration rights with respect to any shares of common stock issuable upon exercise of the options. There were no forfeited options during 2009. During the year ended December 31, 2009, the Company recorded an expense of $25,031, equal to the estimated fair value of the options at the date of grants.  The fair market value was calculated using the Black-Scholes options pricing model, assuming approximately 5.0% risk-free interest, 0% dividend yield, 60% volatility, and expected lives ranging from one to five years.

Stock Warrants and Options

Stock warrants and options outstanding and exercisable on December 31, 2010 are as follows:

Exercise Price per Share	Shares Under Option/Warrant	Remaining Life in Years

Outstanding
$0.35	212,500	3.00
$0.30	200,000	0.33
$0.30	150,000	0.83
$0.20	300,000	2.00
$0.20	300,000	3.00
$0.11	150,000	5.00
$0.11	150,000	1.75
$0.11	300,000	2.38
$0.05	15,450,000	1.75
$0.05	600,000	2.90
$0.01	437,500	2.33

Exercisable
$0.35	212,500	3.00
$0.30	200,000	0.33
$0.30	150,000	0.83
$0.20	300,000	2.00
$0.20	300,000	3.00
$0.11	75,000	5.00
$0.11	150,000	1.75
$0.05	15,450,000	1.75
$0.05	600,000	2.90
$0.01	437,500	2.33

(49)

NOTE 8 - INCOME TAXES

At December 31, 2010, the Company had federal and state net operating loss carry forwards of approximately $40,000,000 that expire in various years through the year 2024.

Due to operating losses, there is no provision for current federal or state income taxes for the years ended December 31, 2010 and 2009.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at December 31, 2010 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $16,000,000 less a valuation allowance in the amount of approximately $16,000,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $251,000 and $290,000 for the years ended December 31, 2010 and 2009, respectively.

The Company’s total deferred tax asset as of December 31, 2010 is as follows:

Net operating loss carry forwards                                                               $16,000,000

Valuation allowance                                                                                     (16,000,000)

Net deferred tax asset                                                                           $      --

                                                                                                                  ========

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the years ended December 31, 2009 and 2008 is as follows:

Income tax computed at the federal statutory rate                                                             34%

Income tax computed at the state statutory rate                                                           5%

Valuation allowance                                                                                               (39%)

Total deferred tax asset                                                                                             0%

(50)

Worlds Online Inc.

NOTES TO FINANCIAL STATEMENTS

For the period January 1, 2011 to January 24, 2011

NOTE 1 – DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Description of Business

Worlds Inc. (the "Company") designs and develops software content and related technologies for the creation of interactive, three-dimensional ("3D") Internet sites on the World Wide Web. Using licensed technology the Company creates its own Internet sites, as well as sites available through third party on-line service providers.

Predecessor Financial Statements

The Predecessor Financial Statements are results of operations for the carved out Worlds Online Inc. business from Worlds Inc. The carved out predecessor operations show only the results of the business operations included in the spin off to Worlds Online Inc. for comparison purposes.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP"), which contemplates continuation of the Company as a going concern. The Company has always been considered a developmental stage business, has incurred significant losses since its inception and has had minimal revenues from operations.  The Company will require substantial additional funds for development and marketing of its products. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to pursue its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company has not been able to generate sufficient revenue or obtain additional financing which has had a material adverse effect on the Company, including requiring the Company to reduce operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.  For most of the past year the Company has been operating at a significantly reduced capacity, with only one full time employee, performing primarily consulting services and licensing software and using consultants to perform any additional work that may be required.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid money market instruments, which have original maturities of three months or less at the time of purchase.

Revenue Recognition

The Company has the following source of revenue: (1) VIP subscriptions to our Worlds Ultimate 3-D Chat service.   The Company recognizes revenue when all of the following criteria are met: evidence of an arrangement exists such as a signed contract, delivery has occurred, the price is fixed or determinable, and collectibility is reasonable assured.  This will be in the form of a receipt of a customers acceptance indicating the product has been completed to their satisfaction except for development work and service revenue which is recognized when the services have been performed.  Deferred revenue represents cash payments received in advance to be recorded as revenue when earned.  The corresponding cost associated with those contracts is also deferred as deferred costs until the revenue is ultimately recognized.

(51)

Research and Development Costs

Research and development costs are charged to operations as incurred.

Property and Equipment

Property and equipment are stated at cost.   Depreciation is provided on a straight line basis over the estimated useful lives of the assets ranging from three to five years.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income.  Maintenance and repairs are charged to expense in the period incurred.

Impairment of Long Lived Assets

The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets. Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the period ended January 24, 2011.

Stock-Based Compensation

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Income Taxes

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date..

Comprehensive Income (Loss)

The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the consolidated financial statements.

Loss Per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of January 24, 2011.

(52)

Commitments and Contingencies

During 2000 the Company was involved in a lawsuit relating to unpaid consulting services. In April, 2001 a judgment against the Company was rendered for approximately $205,000. As of December 31, 2008 and 2009 the Company recorded a reserve of $205,000 for this lawsuit, which is included in accrued expenses in the accompanying balance sheets.

Risk and Uncertainties

The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after September 15, 2009, and impacts the Company’s consolidated financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification during the period ended January 24, 2011.

As a result of the Company’s implementation of the Codification during the fiscal year ended December 31, 2009, previous references to new accounting standards and literature are no longer applicable. In the current annual consolidated financial statements, the Company will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the consolidated financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the consolidated financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after June 15, 2009 and did not impact the Company’s consolidated financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements. No recognized or non-recognized subsequent events were noted.

Determination of the Useful Life of Intangible Assets

(Included in ASC 350 “Intangibles — Goodwill and Other”, previously FSP SFAS No. 142-3 “Determination of the Useful Lives of Intangible Assets”)

FSP SFAS No. 142-3 amended the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously issued goodwill and intangible assets topics. This change was intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under topics related to business combinations and other GAAP. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. FSP SFAS No. 142-3 became effective for consolidated financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP SFAS No. 142-3 did not impact the Company’s consolidated financial statements.

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Noncontrolling Interests

(Included in ASC 810 “Consolidation”, previously SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51”)

SFAS No. 160 changed the accounting and reporting for minority interests such that they will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 160 became effective for fiscal years beginning after December 15, 2008 with early application prohibited. The Company implemented SFAS No. 160 at the start of fiscal 2009 and no longer records an intangible asset when the purchase price of a noncontrolling interest exceeds the book value at the time of buyout. The adoption of SFAS No. 160 did not have any other material impact on the Company’s financial statements.

Consolidation of Variable Interest Entities — Amended

(To be included in ASC 810 “Consolidation”, SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)”)

SFAS No. 167 amends FASB Interpretation No. 46(R) “Consolidation of Variable Interest Entities regarding certain guidance for determining whether an entity is a variable interest entity and modifies the methods allowed for determining the primary beneficiary of a variable interest entity. The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS No. 167 is effective for the first annual reporting period beginning after November 15, 2009, with earlier adoption prohibited. The Company will adopt SFAS No. 167 in fiscal 2010 and does not anticipate any material impact on the Company’s financial statements.

NOTE 2 - GOING CONCERN

Since 2001, the Company has had to reduce operations due to lack of resources. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had only minimal revenues from operations over the last few years, has negative cash flows from operations, has a stockholders’ deficit, has a retained deficit, and negative working capital. There can be no assurance that the Company will be able to obtain the substantial additional capital resources necessary to implement its business plan or that any assumptions relating to its business plan will prove to be accurate. The Company is pursuing sources of additional financing and there can be no assurance that any such financing will be available to the Company on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on the Company, including possibly requiring the Company to cease operations.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - PRIVATE PLACEMENTS OF EQUITY

There were no private placements of equity during the period January 1, 2011 through January 24, 2011.

NOTE 4 – DEFERRED REVENUE

Deferred revenue represents advance payments for the license, the design and development of the software, content and related technology for the creation of an interactive, 3D entertainment portal on the internet.  As part of a debt refinancing in 2000, $631,950 of debt was renegotiated to deferred revenue representing future services to be provided by the Company.  The balance at January 24, 2011 is $276,950.

(54)

NOTE 5 - NOTES PAYABLE

Short term notes payable at January 24, 2011 consist of the following:

Unsecured note payable to a shareholder bearing 8% interest.

Entire balance of principal and unpaid interest due on demand.               $124,230

Unsecured note payable to a shareholder bearing  10% interest.

Entire balance of principal and unpaid interest due on demand.               $649,049

Total current          $773,279

2011	$773,279
2012	$-0-
2013	$-0-
2014	$-0-
2015	$-0-
$-0-
$773,279

NOTE 6- PROPERTY AND EQUIPMENT

The detail composition of property and equipment at January 24, 2011 is as follows:

2011
Computer equipment	$10,891
Less: accumulated depreciation	10,334
557

Depreciation expense recorded for the period ended January 24, 2011 is $202.

NOTE 7 – STOCK OPTIONS

There were no stock options issued during the period ended January 24, 2011.

Stock Warrants and Options

Stock warrants and options outstanding and exercisable on January 24, 2011 are as follows:

Exercise Price per Share	Shares Under Option/Warrant	Remaining Life in Years

Outstanding
$0.35	212,500	3.00
$0.30	200,000	0.33
$0.30	150,000	0.83
$0.20	300,000	2.00
$0.20	300,000	3.00
$0.11	150,000	5.00
$0.11	150,000	1.75
$0.11	300,000	2.38
$0.05	15,450,000	1.75
$0.05	600,000	2.90
$0.01	437,500	2.33

Exercisable
$0.35	212,500	3.00
$0.30	200,000	0.33
$0.30	150,000	0.83
$0.20	300,000	2.00
$0.20	300,000	3.00
$0.11	75,000	5.00
$0.11	150,000	1.75
$0.05	15,450,000	1.75
$0.05	600,000	2.90
$0.01	437,500	2.33

(55)

NOTE 8 - INCOME TAXES

At January 24, 2011, the Company had federal and state net operating loss carry forwards of approximately $40,000,000 that expire in various years through the year 2024.

Due to operating losses, there is no provision for current federal or state income taxes for the period ended January 24, 2011.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s deferred tax asset at January 24, 2011 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $16,000,000 less a valuation allowance in the amount of approximately $16,000,000. Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $20,000 for the period ended January 24, 2011.

The Company’s total deferred tax asset as of January 24, 2011 is as follows:

Net operating loss carry forwards	$16,000,000
Valuation allowance	(16,000,000)
Net deferred tax asset	$--

The reconciliation of income taxes computed at the federal and state statutory income tax rate to total income taxes for the period endedJanuary 24, 2011 is as follows:

Income tax computed at the federal statutory rate	34%
Income tax computed at the state statutory rate	5%
Valuation allowance	39%

Total deferred tax asset	0%

(56)

Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a) The following audited financial statements (and accompanying footnotes) are included above under Item 13:

Condensed Balance Sheet as of May 31, 2011.

Condensed Statement of Operations of Worlds Online Inc. for the period January 25, 2011 (inception) through May 31, 2011.

Condensed Statement of Cash Flows for the period January 25, 2011 (inception) through May 31, 2011.

Condensed Statement of Stockholders Deficit for the period of inception (January 25, 2011) through May 31, 2011

Notes to Condensed Financial Statements

(b)

Predecessor Balance Sheet as of December 31, 2010, 2009 and January 24, 2011

Predecessor Statement of Operations for the periods January 1, 2009 through December 31, 2009, January 1, 2010 through December 31, 2010 and January 1, 2011 through January 24, 2011.

Predecessor Statement of Cash Flows for the periods January 1, 2009 through December 31, 2009, January 1, 2010 through December 31, 2010 and January 1, 2011 through January 24, 2011.

Predecessor Statement of Stockholders Deficit for the period January 1, 2009 through January 24, 2011.

Notes to the Predecessor Financial Statements.

Exhibit Number	Description
3.1	Certificate of Incorporation of the Registrant *
3.2	By-Laws of the Registrant *
10.1	Employment Agreement dated as of September 1, 2007 between Worlds.com Inc. and Thomas Kidrin*
10.2	Worlds Online 2011 Stock Option and Restricted Stock Award Plan *
10.3	License Agreement between Worlds Inc. and Worlds Online Inc. dated as of May 16, 2011.**

* Filed with original filing on June 9, 2011
**Filed herewith

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf the undersigned, thereunto duly authorized.

WORLDS ONLINE INC.

Date: August 4, 2011

By: Thom Kidrin

Thom Kidrin, President & CEO